Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below are the antitrust case, the class action under the California Business and Professions Code, the consolidated smoking and health case in West Virginia that aggregates the claims of 965 plaintiffs, and the health care cost recovery case which are currently scheduled for trial through the end of 2005 against PM USA, and with respect to the health care cost recovery case, ALG.

Case (Jurisdiction)	Type of Action	Trial Date
Smith Wholesale Company, Inc., et al., Philip Morris USA Inc., et al. (Tennessee)	Antitrust	March 8, 2005

Brown, et al. v. The American Tobacco Company, Inc., et al. (California)	Class Action under the California Business and Professions Code	March 18, 2005

In re Tobacco Litigation — Individual Personal Injury Cases (West Virginia)	Individual Smoking and Health Cases	March 21, 2005

City of St. Louis, et al. v. American Tobacco, et al. (Missouri)	Health Care Cost Recovery Case	June 6, 2005

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM USA that are currently scheduled for trial through the end of 2005.

2005

January (3)

February (1)

March (2)

April (3)

June (3)

August (1)

September (1)

November (1)

December (1)